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                           HELP AT HOME, INC.
                    Computation of Earnings Per Share


                              Schedule 11.1


                                        1996                1995
                                        ----                ----
Net income (loss)[A]                $  718,845          $  547,426
Interest Adjustment                    211,532
                                      --------             --------
Adjusted net income (loss)[B]          930,377              547,426
                                      ========             ========
Weighted average number of shares
   of Common Stock outstanding [C]   1,503,391            1,050,000
Weighted average number of Common
   Stock Equivalents outstanding (1)   739,836
                                     ---------            ---------
Weighted average number of shares
   for fully diluted computation [D] 2,243,227            1,050,000
                                     =========            =========
Net income (loss) per share:
   Primary (unadjusted) [A/C]       $      .48          $       .52
   Fully Diluted [B/D]              $      .41          $       .52
- ----------------------

(1) Unexercised Warrants issued in connection with the Company s initial public offering, on a weighted average basis as of June 30, 1996. Total Warrants issued in connection with the offering are 1,638,750.
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